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Rise Gold Prepares for Litigation Over Nevada County's Denial of Idaho-Maryland Mine Project

February 20, 2024 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company" or "Rise") announces that the Nevada County Board of Supervisors (the "Supervisors") adopted a resolution ("Resolution"), in a public hearing on Friday, February 16, 2024 (the "Hearing"), denying the Company's application for a Use Permit to allow the re-opening of the Idaho Maryland Gold Mine and not certifying the Final Environmental Impact Report (the "FEIR").

The Supervisors cited undefined mining disasters, impacts to water wells, noise, vibrations, and other concerns as reasons for the denial. Importantly, these risks were analyzed extensively by the County's FEIR, which concluded that there would be no significant impacts from them to the County. During the Hearing the Supervisors own consultant, Nick Pappani of Raney Planning and Management, stated "the level of technical analysis and peer review through this process in my professional opinion has been exceptional."

As previously disclosed by news release, on December 14, 2023, the Supervisors of Nevada County (the "County") adopted a resolution denying Rise's petition for confirmation of its vested rights to operate the Idaho-Maryland mine, relying on a County staff report riddled with factual errors to reach a conclusion that inverted the legal principles of vested rights established by the Supreme Court of California

The Company has a wide array of legal options which are being discussed with its litigation attorney, Cooper & Kirk PLCC. Cooper & Kirk has won courtroom victories worth more than USD$10 billion for its clients and hires top graduates from the best law schools in the United States.

Cooper & Kirk has assigned Charles Cooper, Michael Kirk, and Megan Wold to Rise's matter. Mr. Cooper has argued nine cases before the United States Supreme Court. Mr. Kirk appears regularly in cases brought against the federal government. Current clients include Chevron Corporation, Shell Oil Company, and Texaco; previous clients include Ford Motor Company and Boeing. Ms. Wold served as a law clerk to Justice Samuel A. Alito of the U.S. Supreme Court and frequently represents clients in regulatory disputes with state and federal agencies.

A general outline of legal options under consideration by the Company are as follows;

1) A taking of its mineral estate by County of Nevada under the United States and California Constitutions. The 5th Amendment of the US Constitution requires just compensation be paid when private property is taken for public use. The Supervisors clearly articulated their intention of precluding any possibility of mining the Company's mineral estate during the Hearing. The Company would seek just compensation for the value of the mineral property along with compound interest from the time of the taking on February 17, 2024.

2) A violation of the Company's due process rights under the United State Constitution. The 14th Amendment of the US Constitution requires due process of law in the deprivation of property. The Company believes violations of due process occurred in both the Use Permit and Vested Rights process as discussed in the Company's previous news releases on June 5 and December 14, 2023.  The Company would seek financial damages which could include loss of income from future operations at the Idaho-Maryland Mine and litigation costs.

3) A Writ of Mandamus asking the Court to overturn the County of Nevada's decision on the Company's Vested Mining Rights. A successful outcome would result in the vested right to mine at the Idaho-Maryland and the project would not be subject to any of the County's General Plan or Zoning requirements. The County would not have any ability to restrict mining due to domestic water wells impacts, traffic, aesthetics, vibrations, or noise which complies with county code requirements. As stated in the Company new release on  December 14, the Company believes it has a strong case for the court to grant these vested rights.

4) If a Writ of Mandamus is pursued and successful, a temporary taking of its vested rights from December 14, 2023 to the date of the courts decision. The Company would seek cash damages equivalent to the estimated income from commercial mining during the time period of the takings along with compound interest.

Rise Gold CEO Joe Mullin commented: "We will be carefully considering the best path to protect our shareholders' interests. The Company has strong legal grounds, a first-class litigation team, and intends to vigorously defend its property rights. I look forward to further updating our shareholders in due course and appreciate their continued support."

About the Idaho Maryland Mine

The Mine operated from 1866 to 1956, producing 2.4 million ounces of gold at a mill head grade of 17 grams per tonne. When the War Department ordered all gold mines closed in 1941, the Mine was the second-largest in the United States, producing 120,000 ounces per year, and was in the process of doubling throughput. The Mine and the adjoining Empire Mine closed in 1956 because the Bretton Woods monetary agreement fixed gold at $35 per ounce while inflation pushed costs higher.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Joseph Mullin

President and CEO

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.